Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent (i) to the inclusion in the Registration Statement on Form S-4 of Talos Energy Inc. and in the proxy statement/consent solicitation statement/prospectus forming a part of such Registration Statement of information from our report dated October 27, 2022, to the EnVen Energy Ventures, LLC interest as of December 31, 2021, with respect to estimates of reserves and future revenue of EnVen Energy Ventures, LLC, (ii) to the filing of such report as an exhibit to such Registration Statement, and (iii) to the reference to our firm in the Registration Statement, including in the prospectus under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric J. Stevens, P.E.
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

October 27, 2022